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Exhibit 99.1


PRESS RELEASE

EAGLETECH COMMUNICATIONS, INC. APPOINTS INTERIM PRESIDENT AND CEO

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Nov. 27, 2000--Eagletech Communications, Inc. (OTCBB:EATC - news), a telecommunications solutions provider, today announced that its board of directors has appointed Rodney E. Young, current board member and co-founder, as interim president and CEO.

Young replaces Robert J. Dobbs, Jr. who has resigned from Eagletech as an officer and director effective November 30, 2000 in order to pursue other entrepreneurial interests in South Florida. Eagletech Communications has begun a search for a new president and CEO. Young will serve in this capacity until a permanent CEO is named.

Currently, Eagletech Communications is targeting its search for a CEO to executives in the Telecommunications Industry with a proven track record in sales and marketing. A timetable on when a permanent CEO will be named was not announced.

"I am pleased to take on this role at Eagletech Communications," said Rodney E. Young. "We welcome the challenge of continuing to build Eagletech into a premier solution provider in the Telecommunications Industry. Aggressive goals have been set forth for our next phase of growth - we look forward to building upon the foundation that has been established by Robert and the many contributions he has made to the Company. We wish him well in his future endeavors."

As the lead architect behind Eagletech's proprietary breakthrough technology, Eagle1Call, Young brings to the position demonstrated leadership qualities and strategic market vision. He has had a successful career in computers, systems integration, LAN and computer telephony which lead him to co-founding Eagletech Communications Inc. and developing an enhanced turnkey interactive voice response system now known as Eagle1Call.

Dobbs stated, "It's been an honor serving the board of directors and shareholders of Eagletech Communications over the past 18 months. I am proud of what we have accomplished during my tenure and I'm confident Eagletech is well positioned to capitalize on the tremendous opportunities that lie ahead in this very dynamic market."

About Eagletech Communications Inc.:

Eagletech Communications Inc. (www.eagletech1.com), based in Fort Lauderdale, is a leader in raising the standard and lowering the cost of business telecommunications. Eagletech provides a local access, One-Number Follow Me service called EagleOne which unites a mobile
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professional's phone numbers - home, cellular, pager and fax - under a single number which follows the professional. EagleOne is offered for a flat monthly rate of $24.95 with unlimited phone calls.

Eagletech was founded in 1996 by a team of Computer Telephony developers, Telecommunications Industry product developers, and entrepreneurs with real world experience in the challenges presented by service organizations, sales organizations, and mobile professionals.

This press release contains forward-looking statements. The words "estimate", "possible" and "seeking" and similar expressions identify forward-looking statements, which speak only as to the date of the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact:

Noble House of Boston, Casselberry, Fla.
Media Inquiries:
David Donlin, 888/217-2553 x 233
Fax:  407-339-4699
DaveD@noblepr.com